Exhibit 99.1

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

FOR IMMEDIATE RELEASE

WEDNESDAY, JUNE 13, 2007

CRYSTAL RIVER CAPITAL DECLARES

QUARTERLY DIVIDEND OF $0.68 PER SHARE

NEW YORK, NY—June 13, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) announced today that the Company’s Board of Directors has declared a cash distribution for the quarter ended June 30, 2007 of $0.68 per share. The common stock cash distribution will be payable on July 27, 2007 to stockholders of record as of the close of business on June 29, 2007. The annualized dividend yield is 10.1% based upon the $26.85 closing price of Crystal River’s common stock on June 12, 2007.

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT that invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River commenced operations in 2005, and at March 31, 2007 had in excess of $3.6 billion in assets. It is externally managed and advised by subsidiaries of Brookfield Asset Management Inc.

For more information about Crystal River or a copy of this press release visit its website at www.crystalriverreit.com.

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPANY CONTACT

Marion Hayes

Investor Relations

Crystal River Capital, Inc.

(212) 549-8413

mhayes@crystalriverreit.com

[CRZ-D]